EXHIBIT 99.1

Edible Garden Reports 10% Increase in Sales for the First Quarter of 2022

BELVIDERE, NJ, June 21, 2022 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and plant-based products, today provided a business update and reported financial results for the quarter ended March 31, 2022.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to report solid results for the first quarter of 2022. Despite our capital constraints during the first quarter of 2022, revenues increased 10% compared to the same period last year. On the heels of our IPO in May 2022, we believe we are well-positioned to accelerate organic growth by capitalizing on our growing brand recognition, the strong consumer demand for our products and our expanding retail channels.”

“Retailers have become acutely aware of supply chain risks and are realizing the importance of locally grown produce. Our controlled greenhouse facilities allow us to grow consistently year-round by eliminating some of the variability of outdoor farming with our CEA techniques. In addition, GreenThumb, our patented proprietary greenhouse management and demand planning system, helps us track plants through the supply chain, driving greater efficiencies while reducing waste. At the same time, consumers are increasingly looking for fresh, safe, organic and sustainably grown food. Our closed looped systems and hydroponic methods use less land, less energy and less water than legacy farms, thus conserving the planet’s limited natural resources, while mitigating contamination from harmful pathogens, such as salmonella and e-coli without the use of pesticides.”

“Looking ahead, we believe our recent IPO will enable us to launch new sales and marketing initiatives to further drive brand awareness and growth. Similar to other companies in our sector, our first quarter results were affected by labor, material, and energy costs. Nevertheless, we invested heavily in our operations and have built what we believe is a highly scalable infrastructure. We expect to benefit from significant operating leverage, which should result in margin improvement as revenue continues to increase. As a result, we are encouraged by the near- and long-term outlook for the business.”

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Financial Results

For the first quarter ended March 31, 2022, revenues totaled $2.7 million, an increase of $254 thousand, or 10.2%, compared to $2.5 million for the quarter ended March 31, 2021. The increase in revenues primarily reflects growth within the existing customer base.

Cost of goods sold were $2.8 million for the three months ended March 31, 2022 compared to $2.4 million for the three months ended March 31, 2021. The increase of $466 thousand was due to higher labor costs related to COVID-19, higher packaging costs due to inflation and higher costs charged by contract farmers to supply products.

For the three months ended March 31, 2022, operating loss was $2.1 million, compared to a loss of $1.2 million for the three months ended March 31, 2021. This was partially driven by an increase in selling, general and administrative expenses of $733 thousand. Outside professional fees accounted for $420 thousand of this increase, of which $400 thousand was related to non-cash, stock-based compensation expense. The Company also incurred higher energy costs due to the increase in natural gas prices. Net loss was $2.6 million, or $0.51 per share, for the three months ended March 31, 2022, compared to a net loss of $1.2 million, or $0.30 per share, for the three months ended March 31, 2021.

The complete financial results for the quarter ended March 31, 2022 are available in the Company’s Form 10-Q, which has been filed with the Securities & Exchange Commission and available at: www.sec.gov.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA agriculture and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey, and in partnership with growers near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands.

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Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s growth strategies; its ability to control expenses while increasing revenue; its ability to scale its business infrastructure and expand product lines; distribution network and distribution relationships; and performance as a public company. The words “believe,” “expect,” “intend,” “objective,” “outlook,” “plan,” “seek,” “should,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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